EXHIBIT 10.2

LEASE AGREEMENT

This Lease Agreement is entered into on the 22nd day of August, 2011, by and between BAY ENERGY SERVICES, INC. (herein “BAY” or “LESSEE) and WEST TEXAS RESOURCES, INC., (herein “LESSOR”) to provide the terms under which BAY will lease one or more vacuum water trailers from LESSOR as follows:

1.
BAY will pay LESSOR, for each trailer, Twenty-Five Hundred Dollars ($2,500.00) plus ten percent (10%) of the gross proceeds generated by the trailer per month at $35.00 per hour.  This payment shall be paid in arrears and shall be due within five (5) days after the end of each month;

2.
BAY shall operate the equipment in a fair and reasonable manner and in compliance with all governing laws, ordinances and regulations.  BAY shall be solely responsible for all maintenance of the equipment and repair of any and all damage to the equipment;

3.	BAY will maintain liability and collision insurance on the equipment;

4.	This Lease will be for a period of two (2) years from the above date;

5.	At the end of this Lease, LESSOR shall have the option, but not the obligation, to sell the equipment to BAY for seventy-five percent (75%) of the original purchase price;

6.	This Lease shall only be valid for equipment that BAY has inspected and approved in its sole discretion;

7.	If the equipment is purchased used, after BAY has approved the equipment as provided above, BAY shall be fully responsible for any initial repairs needed to put the equipment into service;

8.
LESSOR shall not be responsible for any accidents or damages caused by BAY or its employees using the equipment covered by this Lease and BAY shall indemnify and hold harmless LESSOR from any and all such liability and damages;

9.	Upon expiration or termination of this Lease, BAY shall return the equipment to LESSOR in good repair, condition and working order, ordinary wear and tear expected;

10.	LESSOR shall be responsible for any and all taxes, fees, and registrations due upon or for the equipment;

LESSEE:	LESSOR:
BAY ENERGY SERVICES, INC.	WEST TEXAS RESOURCES, INC.

/s/ Lindsey Vinson	/s/ Stephen E. Jones
LINDSEY VINSON, President	STEPHEN E. JONES, President